UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2017
___________

NII HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-37488 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 800 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed by NII Holdings, Inc. (the “Company”), on April 24, 2017, Francisco Valim stepped down as President of the Company’s Brazilian operating subsidiary, Nextel Telecomunicações Ltda. (“Nextel Brazil”).

In connection with Mr. Valim’s departure, Nextel Brazil has entered into a Settlement, Release and Other Covenants Agreement (the “Settlement and Release Agreement”) dated May 23, 2017 (the “Execution Date”) with Mr. Valim. Under the Settlement and Release Agreement, and subject to withholding taxes and applicable legal deductions, Mr. Valim received R$7,087,838, or approximately $2,167,535, which includes R$604,232.04, or approximately $184,780, of mandatory legal severance. He also received his quarterly bonus of R$1,200,000, or approximately $366,972, earned for the first quarter of 2017. Mr. Valim is also eligible to receive R$7,087,837 if a binding agreement for a transaction that would result in a direct or indirect change of control of Nextel Brazil, as defined in the Settlement and Release Agreement, is entered into within one year of the Execution Date, with this payment due within five days of the closing of such transaction. Mr. Valim has agreed to twelve months of non-competition and non-solicitation. U.S. Dollar amounts included herein are for referential purposes only and are based on a referential foreign currency exchange rate of 3.27 Brazilian Reais to 1.00 U.S. Dollar.

The description of the Settlement and Release Agreement contained in this Form 8-K is qualified in its entirety by reference to the complete text of the Settlement and Release Agreement filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 5.07.     Submission of Matters to a Vote of Security Holders.

On May 24, 2017, the Company held its Annual Meeting of Stockholders, at which three proposals were submitted to and voted by its stockholders. The final voting results are as follows:

1.    Election of Directors. In an uncontested election, the following nominees were elected, by majority vote, to the Board of Directors for a one year term expiring in 2018. The following table reflects the voting results:

Name	For	Against	Abstained	Broker non-votes
Kevin Beebe	62,387,884	19,955,398	3,980	12,561,555
James Continenza	69,664,289	12,679,425	3,548	12,561,555
Howard Hoffmann	62,353,118	19,990,596	3,548	12,561,555
Ricardo Knoepfelmacher	73,385,546	8,959,949	1,767	12,561,555
Christopher Rogers	70,327,901	12,015,813	3,548	12,561,555
Robert Schriesheim	61,778,412	20,565,302	3,548	12,561,555
Steven Shindler	55,472,202	26,873,117	1,943	12,561,555

2.    Advisory Vote on Executive Compensation. The stockholders advised against the compensation of the Company's named executive officers as disclosed in the Company's proxy statement by the following vote:

For	Against	Abstained	Broker non-votes
19,218,578	63,125,873	2,811	12,561,555

Given this result, the Board of Directors has directed management to reach out to stockholders to obtain a better understanding of their concerns on executive compensation, and the Board of Directors will conduct a further review and analysis of compensation plans for executive officers in light of those discussions.

3.    Auditor Ratification. The appointment of KPMG LLP as the Company's independent registered public accounting firm for 2017 was ratified by the following vote:

For	Against	Abstained	Broker non-votes
93,664,223	1,240,754	3,840	N/A

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.        Description

10.1	Settlement, Release and Other Covenants Agreement dated May 23, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.

Date: May 24, 2017	By: /s/ SHANA C. SMITH
Shana C. Smith
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.        Description

10.1	Settlement, Release and Other Covenants Agreement dated May 23, 2017.